Exhibit 10.1

Prudential Investment Management, Inc.

The Prudential Insurance Company of America

Pruco Life Insurance Company

United of Omaha Life Insurance Company

c/o Prudential Capital Group

2029 Century Park East, Suite 710

Los Angeles, CA 90067

May 5, 2011

LTC Properties, Inc.

2829 Townsgate Road, Suite 350

Westlake Village, California 91361

Re:                               Amendment and Modification to Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to the Note Purchase and Private Shelf Agreement, dated as of July 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and between LTC Properties, Inc., a Maryland corporation (the “Company”), and certain direct and indirect Subsidiaries of the Company from time to time party to the Agreement as Guarantors, on the one hand, and the Purchasers named therein, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

1.                                       Amendments.  Pursuant to the provisions of Section 17 of the Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby agree with the Company that the Agreement is modified, as follows:

1.1                                 Section 5.6 is amended and restated, as follows:

“5.6                         Compliance with Laws; Other Instruments, etc.

The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any Property of any Credit Party or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter (or similar constitutive documents) or bylaws (or similar documents), or any other agreement or instrument to which any Credit Party or any of its Subsidiaries is bound or by which any Credit Party or any of its Subsidiaries or any of their respective Properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Credit Party or any of its Subsidiaries, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Credit Party or any of its Subsidiaries.

Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default, if uncured, could reasonably be expected to have a Material Adverse Effect.  The Company hereby represents and warrants that all obligations of it or any of its

Subsidiaries to GMAC Commercial Mortgage Corporation, as Master Servicer for Bankers Trust Company, as Trustee under that certain Pooling and Servicing Agreement, dated as of November 1, 1994, as amended, restated or otherwise modified, have been terminated, satisfied and cancelled.”

1.2                                 Section 5.9 is amended and restated, as follows:

“5.9                         Taxes.

All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Company or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided or where the failure to so file or pay would not cause a Material Adverse Effect.  The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of the Company and each Subsidiary have been made for all open years, and for its current fiscal period.”

1.3                                 Section 5.10 is amended and restated, as follows:

“5.10                  Title to Property; Leases.

(a)                                  The Company and its Subsidiaries have good and sufficient title to their respective Properties (other than Properties which are leased) that individually or in the aggregate are Material, including all such Properties reflected in the most recent audited balance sheet delivered pursuant to Section 7.1(b), or if no such balance sheet has been delivered, the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.

(b)                                 [Intentionally omitted.]

(c)                                  Schedule 5.10(c) identifies, as of the May 2011 Amendment Effective Date (and as of the date such Schedule is updated from time to time as provided in Section 7.1(d)), each Significant Lease, the Property which is demised pursuant to each Significant Lease and the name of each landlord and lessee under each Significant Lease.  Except as set forth on Schedule 5.10(c), as of the May 2011 Amendment Effective Date (and as of the date such Schedule is updated from time to time as provided in Section 7.1(d)):  (x) none of the tenants under Significant Leases on Properties owned by the Company, Material Subsidiaries or any other Subsidiary of the Company was (as of such date or at any other time during the Fiscal Quarter beginning immediately prior to such date) in default for a period in excess of 60 days on the monthly minimum rent payments due under such Significant Leases, and (y) no other tenants on other Leases that in the aggregate generate more than $6,000,000 in annual minimum rents payable to the Company or its Subsidiaries were (as of such date or at any other time during the Fiscal Quarter beginning immediately prior to such date) in default for a period in excess of 60 days on the monthly minimum rent payments due under such Leases.”

1.4                                 Section 5.16 is amended and restated, as follows:

“5.16                  Foreign Assets Control Regulations, etc.

(a)                                  Neither the Company nor any Affiliated Entity is (i) a whose name appears on the list of Specially Designated National and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(b)                                 No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Affiliated Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c)                                  To the Company’s actual knowledge after making due inquiry, neither the Company nor any Affiliated Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d)                                 No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public intentional organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage,  The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.”

1.5                                 Section 5.22 is amended and restated, as follows:

“5.22                  [Intentionally omitted.]”

1.6                                 A new Section 5.25 is added to the Agreement in proper numeric order, as follows:

“5.25                  UAP Properties.  Schedule 5.25 hereto identifies each UAP Property.”

1.7                                 Clauses (c), (d) and (e) of Section 7.1 are amended and restated, as follows:

“(c)                            [Intentionally omitted.]”

(d)                                 “Quarterly Operating Reports — within 45 days after the last day of each of the first three Fiscal Quarters and within 90 days after the last day of the fourth Fiscal Quarter of the year:  (i) a list (a) of all newly formed or acquired Subsidiaries during such quarter (such list shall contain the information relative to such new Subsidiaries as set forth in Schedule 5.4 hereto and upon receipt of which Schedule 5.4 shall be deemed amended to include references to such Subsidiaries), and (b) identifying any Subsidiary whose capital stock or other equity interests were transferred during such quarter as permitted by Section 10.4(c), together with the name of the transferor and transferee thereof; (ii) a list of newly executed Significant Leases during such quarter (upon receipt of which, Schedule 5.10(c) shall be deemed amended to include references to such Significant Lease); (iii) a copy of any notice of a material default or any other material notice (including, without limitation, property condition reviews) received by the Company or any Guarantor from any ground lessor under a Significant Lease during such quarter; and (iv) a schedule showing for such quarter (a) any Significant Lease that was or is continuing to be in default with respect to monthly minimum rent payments in excess of 60 days, and (b) any other Leases that in the aggregate generate more than $6,000,000 in annual minimum rents payable to the Company or its Subsidiaries that were or are continuing to be in default for a period in excess of 60 days on the monthly minimum rent payments due under such Significant Leases;

(e)                                  Annual Projections — as soon as available, and in any event within 90 days after the last day of each Fiscal Year of the Company, a copy of the Company’s consolidated projections for the then current fiscal year of revenues, expenses and balance sheet on a quarter-by-quarter basis, with such projections in reasonable detail prepared by the Company and in form satisfactory to the Required Holders (which shall include a summary of all significant assumptions made in preparing such business plan);”

1.8                                 Clause (i) of Section 7.1 is amended and restated, as follows:

“ (i)                            Other Notices — promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Company, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Company or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; ”

1.9                                 Section 9.1 is amended and restated, as follows:

“9.1                         Compliance with Laws.  (a)  Without limiting Section 10.13, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and

the other laws and regulations that are referenced in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  Without limiting the agreements set forth in Section 9.1(a) above, for each of its owned Properties, respectively, the Company will, and will cause each of its Subsidiaries to, require that each tenant and subtenant, if any, of any of the Properties or any part thereof, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with all applicable Environmental Laws; (ii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Properties; (iii) cause to be cured any material violation by it or at any of the Properties of applicable Environmental Laws; (iv) not allow the presence or operation at any of the Properties of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (v) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Properties except in the ordinary course of its business and in de minimis amounts; (vi) within ten (10) Business Days notify the holders of Notes in writing of, and provide any reasonably requested documents upon learning of, any of the following in connection with the Company or any Subsidiary or any of the Properties:  (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law, (2) any material Environmental Claim, (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material, (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law, or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (vii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law; (viii) abide by and observe any restrictions on the use of the Properties imposed by any governmental authority as set forth in a deed or other instrument affecting the Company’s or any Subsidiary’s interest therein; (ix) promptly provide or otherwise make available to the holders of Notes any reasonably requested environmental record concerning the Properties which the Company or any Subsidiary possesses or can reasonably obtain; and (x) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.”

1.10                           Section 9.2 is amended and restated, as follows:

“9.2                         Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain and cause their respective tenants to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business, similarly situated, and operating like Properties.  The Company shall, upon the request of the Required Holders, furnish to the holders of Notes certificates of insurance setting forth in summary form the nature and extent of the insurance maintained on the Properties.”

1.11                           Section 9.10 is amended and restated, as follows:

“9.10                  [Intentionally omitted.]”

1.12                           A new Section 9.12 is added to the Agreement in proper numeric order, as follows:

“9.12                  UAP Properties.  Upon not less than ten (10) Business Days prior written notice from the Company to the holders of Notes, the Company may from time to time designate that a Property be added (subject to the other requirements for a Property otherwise qualifying as an UAP Property) or deleted as an UAP Property.  Such notice shall be accompanied by a certificate certifying that immediately before and after giving effect to such additions or deletions the Company is in compliance with Section 10.10 on a pro forma basis as of the then most recently ended Fiscal Quarter and no Default or Event of Default exists or would result.  Upon receipt by the holders of Notes of the forgoing, Schedule 5.25 hereof shall be deemed to have been updated to reflect the deletion or addition, as applicable.”

1.13                           Section 10.2 is amended and restated, as follows:

“10.2                  Investments, Acquisitions, Loans and Advances.  The Company will not, nor will it permit any Subsidiary to, (i) directly or indirectly, make, retain or have outstanding any investments (whether through the purchase of stock or obligations or otherwise) in any Person, real property or improvement on real property, or any loans, advances, lines of credit, mortgage loans or other financings (including pursuant to sale/leaseback transactions) to any other Person, or (ii) acquire any real property, improvements on real property or all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)                                  investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)                                 investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c)                                  investments in certificates of deposit issued by any Lender (as defined in the Credit Agreement) or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)                                 investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)                                  investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)                                    the Company’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g)                                 intercompany advances made from time to time among the Company and its Subsidiaries in the ordinary course of business to finance working capital needs;

(h)                                 investments in Permitted Acquisitions, other than those described in clauses (j), (k) or (l) below;

(i)                                     investments held by the Company and its Subsidiaries as of the May 2011 Amendment Effective Date and disclosed in Schedule 10.2 (as amended and restated by the May 2011 Amendment);

(j)                                 excluding investments in joint ventures existing as of or prior to the May 2011 Amendment Effective Date and disclosed on Scheduled 10.2 (as amended and restated by the May 2011 Amendment), investments in joint ventures which are Permitted Acquisitions and are in an amount not to exceed in the aggregate at any one time outstanding 15% of the Total Asset Value of the Company and its Subsidiaries at such time;

(k)                                  excluding Assets Under Development existing as of or prior to the May 2011 Amendment Effective Date and disclosed on Scheduled 10.2 (as amended and restated by the May 2011 Amendment), investments in Assets Under Development which are Permitted Acquisitions and are in an amount not to exceed in the aggregate at any one time outstanding 15% of the Total Asset Value of the Company and its Subsidiaries at such time;

(l)                                     excluding investments in Redevelopment Assets existing as of or prior to the May 2011 Amendment Effective Date and disclosed on Schedule 10.2 (as amended and restated by the May 2011 Amendment), investments in Redevelopment Asset which are Permitted Acquisitions and are in an amount not to exceed in the aggregate at any one time outstanding 15% of the Total Asset Value of the Company and its Subsidiaries at such time;

(m)                               investments received in connection with a workout of any obligation owed to the Company or its Subsidiaries; and

(n)                                 investments other than those otherwise permitted under this Section in an amount not to exceed in the aggregate at any one time outstanding 15% of the Total Asset Value of the Company and its Subsidiaries at such time.

Investments made after the May 2011 Amendment Effective Date of the type described in Sections (j), (k), (l) and (n) immediately preceding shall at no time exceed in the aggregate at any one time outstanding 20% of the Total Asset Value of the Company and its Subsidiaries at such time.  In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.”

1.14                           Section 10.3 is amended and restated, as follows:

“10.3                  Mergers, Consolidations and Sales.  The Company will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) any of its Property (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or permit any Subsidiary to do so; provided, however, that the Company may merge or consolidate with another Person, including a Subsidiary, if (A) the Company is the surviving corporation, (B) the Company will be in pro forma compliance with all provisions of this Agreement upon and after such merger or consolidation, and (C) the Company will not engage in any material line of business substantially different from that engaged in on the Series A Closing Day and; provided further, that so long as no Default or Event of Default exists this Section shall not apply to nor operate to prevent:

(a)                                  the sale, transfer, lease or other disposition of Property of the Company and its Subsidiaries to one another in the ordinary course of its business;

(b)                                 the merger of any Subsidiary with and into the Company or any other Subsidiary, provided that, in the case of any merger involving the Company, the Company is the corporation surviving the merger;

(c)                                  the sale, transfer or other disposition of (i) any tangible personal property that, in the reasonable business judgment of the Company or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business, or (ii) for the avoidance of doubt, capital stock of the Company held by the Company as treasury stock; and

(d)                                 the sale, transfer, lease or other disposition of Property of the Company or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction); provided, that if such sale, transfer, lease or disposition during any Fiscal Quarter exceeds $5,000,000 and together with any other sales, transfers, leases or dispositions made during such Fiscal Quarter in the aggregate exceed $50,000,000, then for such sales, transfers, leases or dispositions, the Company shall provide to the holders of Notes covenant calculations for the covenants contained in Section 10.10, showing that after giving effect to such sales, transfers, leases or dispositions, the Company shall be in pro forma compliance with such covenants for the Fiscal Quarter then most recently ended for which financial statement have been provided hereunder.”

1.15                           Section 10.10  is amended and restated, as follows:

“10.10  Financial Covenants.

(a)                                  Maximum Total Indebtedness to Total Asset Value Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Total Indebtedness to Total Asset Value to be greater than 0.50 to 1.00.

(b)                                 Maximum Secured Debt to Total Asset Value Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Secured Debt to Total Asset Value to be greater than 0.35 to 1.00.

(c)                                  Maximum Unsecured Debt to Unencumbered Asset Pool Value.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Unsecured Debt of the Company and its Subsidiaries to Unencumbered Asset Pool Value to be greater than 0.60 to 1.00.

(d)                                 Minimum EBITDA to Fixed Charges Ratio.  As of the last day of each Rolling Period of the Company, the Company shall not permit the ratio of EBITDA for such Rolling Period to Fixed Charges for such Rolling Period to be less than 1.50 to 1.00.

(e)                                  Maximum Secured Recourse Debt to Total Asset Value Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company and it Subsidiaries shall not permit the ratio of Secured Recourse Debt to Total Asset Value to be greater than 0.10 to 1.00.

(f)                                    Maintenance of Tangible Net Worth.  The Company shall not permit at any time Tangible Net Worth to be less than the sum of (a) $385,000,000 plus (b) 80% of the aggregate net proceeds received by the Company or any of its Subsidiaries after the May 2011 Amendment Effective Date in connection with any offering of capital stock or other equity interests of the Company or the Subsidiaries, but only to the extent that such net proceeds are not used to redeem existing capital stock or other equity interests of the Company or the Subsidiaries.

(g)                                 Floating Rate Debt.  On any date, the Company and its Subsidiaries shall not, on a consolidated basis, have outstanding Indebtedness for Borrowed Money that is neither at a fixed rate nor hedged pursuant to a derivative contract greater than 40% of Total Asset Value.

(h)                                 Minimum Eligible Property NOI to Unsecured Debt Service Ratio.  As of the last day of each Rolling Period of the Company, the Company shall not permit the ratio of Eligible Property NOI for such Rolling Period to Unsecured Debt Service for such Rolling Period to be less than 2.25 to 1.00.”

1.16                           Section 10.11 is amended and restated, as follows:

“10.11  Most Favored Lender.  If at any time the Credit Agreement, or any agreement related to the Credit Agreement or any Principal Credit Facility of the Company or any Material Subsidiary, includes (a) any covenant, event of default or similar provision that is not provided for in this Agreement, or (b) any covenant, event of default or similar provision that is more restrictive than the same or similar covenant, event of default or similar provision provided in this Agreement (all such provisions described in clauses (a) or (b) of this Section 10.11 being referred to as the “Most Favored Provisions”), then (X) such Most Favored Provision shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, and no such provision may thereafter be waived, amended or modified under this Agreement except pursuant to the provisions of Section 17, and (Y) the Company shall promptly, and in any event within five (5) Business Days after entering into any such Most Favored Provision, so advise the holders of Notes in writing.  Thereafter, upon the request of the Required Holders, the Company shall enter into an amendment to this Agreement with the Required Holders evidencing the incorporation of such Most Favored Provision, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (X) of the immediately preceding sentence.”

1.17                           Section 10.13 is amended and restated, as follows:

“10.13           Terrorism Sanctions Regulations.  The Company will not and will not permit any Affiliated Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person.”

1.18                           A new Section 10.15 is added to the Agreement in proper numeric order, as follows:

“10.15           Modification of Material Contracts.  Neither the Company nor any Subsidiary shall enter into an amendment or modification of any contract or agreement which could reasonably be expected to have a Material Adverse Effect.”

1.19                           Clause (c) of Section 20.1 is amended and restated as follows:

“(c)                      Guaranteed Obligations Unaffected.

No payment or payments made by any other Guarantor or other Credit Party, or by any other guarantor or other Person, or received or collected by any of the Beneficiaries from any other Guarantor or other Credit Party or from any other guarantor or other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, release or otherwise affect the liability of each of the Guarantors hereunder which shall, notwithstanding any such payments, remain liable for the Guaranteed Obligations, subject to Section 20.5 below, until the Guaranteed Obligations are indefeasibly paid in full.”

1.20                           Section 20.2 is amended and restated as follows:

“20.2                  Subrogation.

Notwithstanding any payment or payments made by any Guarantor hereunder, each Guarantor hereby irrevocably waives, solely with respect to such payment or payments, any and all rights of subrogation to the rights of the Beneficiaries against the Company and, except to the extent otherwise provided in Section 20.1(g), any and all rights of contribution, reimbursement, assignment, indemnification or implied contract or any similar rights against the Company, any endorser or other guarantor of all or any part of the Guaranteed Obligations, in each case until such time as the Guaranteed Obligations have been indefeasibly paid in full (subject to Section 20.5 below).  If, notwithstanding the foregoing, any amount shall be paid to any Guarantor on account of such subrogation or other rights at any time when all of the Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held by such Guarantor in trust for the Beneficiaries, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to each Beneficiary (ratably based on the principal amount outstanding of Notes held by such Beneficiary at such time as a percentage of the aggregate principal amount outstanding of Notes held by all the Beneficiaries at such time) in the exact form received by such Guarantor (duly endorsed by such Guarantor to such Beneficiary if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as such Beneficiary may determine.”

1.21                           Section 22.3 is amended and restated as follows:

“22.3                  Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 7.1(b) hereof for the fiscal year ended December 31, 2010 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Holders may by notice to the holders of the Notes and the Company, respectively, require that the holders of the Notes and the Company negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same as if such change had not been made.  No delay by the Company or the Required Holders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 22.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.”

1.22                           The following defined terms, each appearing in Schedule B to the Agreement, are amended and restated, as follows:

“Assets Under Development” means any real property under construction other than Redevelopment Assets.

“Capitalization Rate” means 8.25% for ALFs, or 10% for SNFs.  The Capitalization Rates for continuum of care facilities will be 9% for facilities where <50% of beds are classified as SNF beds, and shall otherwise be 10%.

“Credit Agreement” means that certain Credit Agreement, dated as April 18, 2011, by and among the Company, the Guarantors, the Lenders named therein and from time to time party thereto and the other parties from time to time party thereto, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Debt Service” means, for any Fiscal Quarter, the sum of (a) Interest Expense and (b) the greater of (i) zero or (ii) scheduled principal amortization paid on Total Indebtedness (exclusive of any balloon payments or voluntary prepayments of principal paid on such Total Indebtedness) less scheduled principal amortization payments received on the Company’s and its Subsidiaries’ mortgage loans receivable (exclusive of any balloon payments or voluntary prepayments of principal received on the Company’s and its Subsidiaries’ mortgage loans receivable).

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Company or any of its Subsidiaries or any business reasonably related thereto.

“Eligible Property NOI” means, for any given period, the aggregate Property NOI attributable to the UAP Properties.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business and contingent liabilities related to potential earn out payments which do not meet the balance sheet recognition requirements of Accounting Standards Codification No. 450 – Contingencies), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) all obligations of the sort described in the foregoing clauses with respect to which such Person has become liable by way of a Guaranty.

“Material Subsidiary” means each Subsidiary that owns a Property included in the Unencumbered Asset Pool.

“Permitted Acquisition” means any investment or acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the investment or acquisition is with respect to real property or improvements on real property located in, or of a business with its primary operations in the United States of America; and

(b) the acquisition shall not be a Hostile Acquisition; and

(c) the investment or acquisition is with respect to an asset or business associated with an Eligible Line of Business which may include but is not limited to sale/leaseback transactions, mortgage loans, lines of credit or other financings, etc.; and

(d) if a new Subsidiary is formed or acquired as a result of or in connection with the investment or acquisition, the Company shall have complied with the requirements of Section 9.9 hereof (to the extent applicable) in connection therewith; and

(e) after giving effect to the investment or acquisition, no Event of Default shall exist, including with respect to the financial covenants contained in Section 10.10 hereof, provided, further, that if such investment or acquisition, together with any other investments or acquisitions made during such Fiscal Quarter have an aggregate cost exceeding 20% of the Total Asset Value of the Company and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1 hereof, then for such investment or acquisition, the Company shall provide to the holders of Notes which are Institutional Investors an executed certificate of a Senior Financial Officer showing the Company’s pro forma compliance with the covenants contained in Section 10.10 after giving effect to the proposed investment or acquisition, including giving effect in terms of additional asset value, liabilities incurred, if any, and additional revenues and expenses associated therewith which have been contemplated and have been projected into the expected operating results and financial position of the Company for the Fiscal Quarter in which the investment or acquisition occurs.

“Permitted Lien” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 9.4; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not materially and adversely affect the value of such property or the use of such property for its present purposes; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the United States of America for amounts paid to the Company or any Subsidiary as progress payments under government contracts entered into by it; (g) attachment, judgment and other similar Liens arising in connection with court, reference or arbitration proceedings, provided that the same have been in existence less than 20 days, that the same have been discharged or that execution or enforcement thereof has been stayed pending appeal; and (h) Liens on Properties not included in the Unencumbered Asset Pool.

“Property” or “Properties” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Property Expenses” means the costs (including, but not limited to, payroll, taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining any UAP Property which are the responsibility of the Company or the applicable Guarantor that are not paid directly by the tenant, but excluding depreciation, amortization, interest costs and maintenance capital expenditures to the extent such UAP Property is under a triple-net lease.

“Property Income” means cash rents (excluding, as an abundance of caution,  non-cash straight-line rent) and other cash revenues received by the Company or a Guarantor in the ordinary course for any UAP Property, but excluding security deposits and prepaid rent except to the extent applied in satisfaction of tenants’ obligations for rent.

“Property Net Operating Income” or “Property NOI” means, with respect to any property and for the four most recently ended Fiscal Quarters the aggregate amount of (i) Property Income for such period minus (ii) Property Expenses for such period.

“S&P” means Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services LLC business.

“Significant Lease” means, for any specified calendar year, any Lease under which the Company or one of its Subsidiaries is the lessor and which Lease provides for annual minimum cash rent payments of $2,000,000 or more during such calendar year (notwithstanding the amount of lease payments in prior or subsequent years).

1.23                           The following newly defined terms are added to Schedule B to the Agreement in proper alphabetical order, as follows:

“Affiliated Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Blocked Person” is defined in Section 5.16.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“May 2011 Amendment” means that certain letter agreement, (captioned “Amendment and Modification to Note Purchase and Private Shelf Agreement”), dated as of the May 2011 Amendment Effective Date, between the Company and the Purchasers.

“May 2011 Amendment Effective Date” means May 5, 2011.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Redevelopment Assets” means any real estate under major redevelopment.

“UAP Property” is defined in the definition of Unencumbered Asset Pool. “Unencumbered Asset Pool” means, a pool of unencumbered Properties consisting of properties (each a “UAP Property” and collectively, the “UAP Properties”) owned by the Company or a Guarantor, and (i) listed on Schedule 5.25 on the May 2011 Amendment Effective Date or (ii) deemed to be listed on Schedule 5.25 after such properties’ designation by the Company as an UAP Property in writing to the holders of Notes in accordance with Section 9.12 hereof; that meet the following criteria:

(a)                                  Is real property 100% owned in fee simple by the Company and/or a Guarantor;

(b)                                 Currently in service (not under development or non stabilized);

(c)                                  Senior Housing Asset located in the United States;

(d)                                 If such Property is owned by the Company, (i) neither the Company’s beneficial ownership interest in such Property nor the Property is subject to any Lien (other than Permitted Liens and Liens in favor of a collateral agent for the benefit of the holders from time to time of the Notes and the Lenders under the Credit Agreement (subject to compliance with Section 10.1)) or to any negative pledge other than the negative pledge set forth herein or in the Credit Agreement and (ii) the Company has the unilateral right to (x) sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for indebtedness of the Company (other than restrictions imposed by the negative pledge set forth herein or in the Credit Agreement);

(e)                                  If such Property is owned by a Guarantor, (i) none of the Company’s beneficial ownership interest in such Guarantor or the Property is subject to any Lien (other than Permitted Liens and Liens in favor of a collateral agent for the benefit of the holders from time to time of the Notes and the Lenders under the Credit Agreement (subject to compliance with Section 10.1)) or to any negative pledge other than the negative pledge set forth herein or in the Credit Agreement and (ii) the Guarantor has the unilateral right to (x) sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for indebtedness of the Company or such Guarantor (other than restrictions imposed by the negative pledge set forth herein or in the Credit Agreement);

(f)                                    Such Property, based on the Company’s or Guarantor’s actual knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property; and

(g)                                 The lessee of such Property under its lease is not more than 60 days past due with respect to any monthly minimum rent payment obligations under such lease.

“Unencumbered Asset Pool Value” means an amount equal to the sum of:

(a)                                  for all UAP Properties owned for more than twelve (12) months prior to the date of determination, the quotient of (i) the Property NOI from such UAP Properties divided by (ii) the Capitalization Rate, plus

(b)                                 for all UAP Properties owned for twelve (12) months or less prior to the date of determination, the lesser of (i) the book value (as defined by GAAP) of any such UAP Property or (ii) the value of any such UAP Property as determined by the calculation in clause (a) above.

1.24                           Each of the following defined terms is deleted from Schedule B to the Agreement: “Acquired Business”, “Acquisition”, “Aggregate TMVUA Real Property NOI”,  “Anti-Terrorism Order”, “Borrowing Base”, “Borrowing Base Certificate”, “Borrowing Base Determination Date”, “Borrowing Base Requirements”, “Borrowing Base Value”, “Calculated Value”, “Credit Facility Debt Service”, “Eligible Property”, “Future Property”, “Improvements”, “Initial Properties”, “Investment Amount”, “Land”, “Medical Office Buildings”, “Qualified Ground Lease”, “Real Property”,  “Rehabilitation Assets”, “REMIC”, “REMIC Certificates”, “TMVUA”, “TMVUA Cap Rates”, “TMVUA Real Property”, “TMVUA Real Properties”, and “TMVUA Real Property NOI”.

1.25                           Schedule 5.10.(c) of the Agreement is amended and restated with Schedule 5.10(c) attached hereto.

1.26                           Schedule 5.25 attached hereto is added as Schedule 5.25 to the Agreement.

1.27                           Schedule 10.2 of the Agreement is amended and restated with Schedule 10.2 attached hereto.

2.                                       Limitation of Modifications.  The amendments and modifications effected in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent, waiver or other modification of any other terms or conditions of the Agreement or any other document related to the Agreement, or (b) a consent to any future amendment, consent, waiver or other modification.  Except as expressly set forth in this letter, the Agreement and the documents related to the Agreement shall continue in full force and effect.

3.                                       Representations and Warranties.  The Company hereby represents and warrants as follows:  (i) No Default or Event of Default has occurred and is continuing; (ii) the Company’s execution, delivery and performance of the Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable; (iii) the Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (iv) after giving effect to this letter agreement, each of the representations and warranties set forth in Section 5 of the Agreement (as modified by Sections 1.1 through 1.5, inclusive, above) is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

4.                                       Effectiveness.                     This letter agreement shall become effective on the date on which (i) the Purchasers shall have received a fully executed counterpart of this letter from the Company and each Guarantor, (ii) the Purchasers shall have received a true, accurate and complete copy of the fully executed and effective Credit Agreement, certified by a Responsible Officer, (iii) the Company shall have demonstrated compliance, in form and substance satisfactory to the Purchasers, with Section 20.4(b) of the Agreement with respect to the release of the Company’s Subsidiary, Education Property Investors, Inc., as a Guarantor, and (iv) the Company shall have paid Bingham McCutchen LLP its accrued and unpaid legal fees and expenses, to the extent such fees and expenses have been invoiced.

5.                                       Miscellaneous.

(a)                                  This document may be executed in multiple counterparts, which together shall constitute a single document.

(b)                                 This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

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If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space indicated below and return it to the Purchasers at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company, on the one hand, and the Purchasers, on the other hand.

Sincerely,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ Cornelia Cheng
Name:	Cornelia Cheng
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Cornelia Cheng
Name:	Cornelia Cheng
Title:	Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Cornelia Cheng
Name:	Cornelia Cheng
Title:	Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By: Prudential Private Placement Investors, L.P., asset manager

By: Prudential Private Placement Investors, Inc., general partner

By:	/s/ Cornelia Cheng
Name:	Cornelia Cheng
Title:	Vice President

Accepted and agreed to
as of the date first
appearing above:

LTC PROPERTIES, INC.

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Its: Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Its: Executive Vice President and Chief Financial Officer

Each of the undersigned Guarantors consents and agrees to the amendments and other modifications effected in this letter agreement and the transactions contemplated hereby, reaffirms its obligations under the Multiparty Guaranty and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations.  In addition, the undersigned Guarantor reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the Company’s obligations.

FLORIDA-LTC, INC.

LTC GP I, INC.

LTC-GARDNER, INC.

LTC-GRIFFIN, INC.

LTC-JONESBORO, INC.

NORTH CAROLINA REAL ESTATE INVESTMENTS, LLC

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Its: Chief Executive Officer and President
On behalf of each of the foregoing Guarantors

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Its: Senior Vice President and Chief Financial Officer
On behalf of each of the foregoing Guarantors

ALBUQUERQUE REAL ESTATE INVESTMENTS, INC.

By:	/s/ Clint Malin
Name:	Clint Malin
Its: Chairman and Chief Executive Officer

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Its: Chief Financial Officer and Treasurer

BEAUMONT REAL ESTATE INVESTMENTS, LP

By: L-Tex GP, Inc., its General Partner

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Its: Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Its: Senior Vice President and Chief Financial Officer and Secretary

LTC PARTNERS IX, L.P.

By: LTC GP VI, Inc., its General Partner

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Its: Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Its: Senior Vice President and Chief Financial Officer and Secretary

TEXAS-LTC LIMITED PARTNERSHIP

By L-Tex GP, Inc., its General Partner

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Its: Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Its: Senior Vice President and Chief Financial Officer and Secretary

TEXAS-LTC WOODRIDGE LIMITED PARTNERSHIP

By L-Tex GP, Inc., its General Partner

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Its: Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Its: Senior Vice President and Chief Financial Officer and Secretary

NORTH CAROLINA REAL ESTATE INVESTMENTS, LLC

By LTC-Dearfield, Inc., its Member

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Its: Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Its: Senior Vice President and Chief Financial Officer and Secretary

By LTC-Richmond, Inc., its Member

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Its: Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Its: Senior Vice President and Chief Financial Officer and Secretary